Exhibit 10.22

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into by and between Brian Freschi, and QUAD/GRAPHICS, INC. (including all of its parents, subsidiaries and affiliated and related entities) (collectively “Quad” or “the Company”). Mr. Freschi and Quad are collectively referred herein as the “Parties”.

WHEREAS, Mr. Freschi has been employed by the Company as President of Retail Inserts, Directories, Books & Canada;

WHEREAS, the Parties seek to end the employment relationship and fully and finally resolve all matters between them based on a mutual settlement and understanding and without further expenditure of time, money or effort;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.Separation Date. Mr. Freschi’s last day of employment is November 29, 2011 (the “Separation Date”).

2.Payments. Provided that Mr. Freschi signs and does not revoke this Agreement as set forth herein, the Company agrees that it will pay Mr. Freschi the gross amount of $1.2 million in 24 equal monthly installments. These payments will be made in accordance with the Company’s executive payroll schedule, but in any event will not begin to be made any sooner than January 1, 2012. In addition, the Company will pay Mr. Freschi the gross lump sum amount of $300,000.00, by or on January 13, 2012. The Company will issue Mr. Freschi an IRS Form W-2 for all of the above payments and withhold legally required taxes and withholdings.

3.Outplacement. The Company will provide Mr. Freschi with reimbursement for attorney’s fees relating to the negotiation of this agreement, outplacement services or other consulting services, to a maximum amount of $20,000.00. Such services must be used by Mr. Freschi by December 31, 2012 to be eligible for reimbursement. Mr. Freschi must submit receipts for such services to Gregg Bolt, Vice President of Human Resources, for reimbursement.

4.[Paragraph 4 Intentionally Left Blank].

5.[Paragraph 5 Intentionally Left Blank].

6.No Further Compensation or Benefits. Mr. Freschi’s eligibility for any compensation, benefits, bonuses or allowances other than as set forth in this Agreement shall terminate as of the Separation Date. The only exception is that Mr. Freschi retains his right to any retirement benefits in the Quad/Graphics Personal Enrichment Plan, the Qualified World Color Pension Plan, the World Color Restoration Plan, the New Non Qualified Deferred Comp Plan vested as of the Separation Date pursuant to the applicable plan documents.

Further, Mr. Freschi agrees that he has been paid for all hours worked, including overtime, has not suffered any on-the job injury for which he has not already filed a claim, has received all vacation pay to which he was entitled, was allowed all leave to which he was entitled, and is not otherwise entitled to the payments and/or other benefits provided for by this Agreement.

7.Transition. Mr. Freschi agrees that for a period of twenty four (24) months following the Separation Date he will use his best efforts to assist the Company in transitioning his duties. This includes being reasonably available for and responsive to reasonable inquiries and requests from the Company regarding his assignments and responsibilities. Mr. Freschi agrees that he will in act in good faith and in the best interests of the Company in fulfilling these obligations. Mr. Freschi further agrees to cooperate with the Company in any potential or pending litigation that may involve him in any capacity as a result of his employment with the Company. This includes, if necessary, meeting at mutually convenient times with the Company’s attorneys, attending meetings, depositions and trial, and providing truthful testimony. The Company agrees to reimburse Mr. Freschi for reasonable out-of-pocket costs incurred in complying with this provision, where such compliance is not otherwise required by law, to the extent such compliance is requested by the Company.

8.General Release and Waiver. Mr. Freschi completely releases and fully discharges the Company, and its past, present and future directors, shareholders, officers, fiduciaries, representatives, benefit plans and administrators, attorneys, employees and agents of each and all of them, all both individually and in their official capacities, and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) from and against all claims, liabilities, damages, losses, demands and causes of action of any sort, whether known or unknown, including related attorneys’ fees and costs (hereinafter “claims”), that he may have against any of them arising out of, based on or relating in any way to any acts, circumstances, facts, transactions, omissions or other matters occurring up to or on the date he executes this Agreement. This release of claims includes, but is not limited to, all claims pertaining to Mr. Freschi’s employment and the termination of his employment, including the notice and termination of his employment, all claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any federal, state or local statute, constitution or regulation, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967 (including the Older Workers’ Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, and any other anti-discrimination law, and any and all claims that the protective covenants contained in paragraphs 11-13 of this Agreement are overly broad, unreasonable or unenforceable or claims that otherwise seek to avoid the application of paragraphs 11-13 of this Agreement (collectively, the "Released Claims"). This release is not intended to waive any claims that he may have to: (i) workers’ compensation benefits; (ii) government-provided unemployment insurance benefits; (iii) any rights or benefits under any benefit or retirement plan vested as of the Separation Date in accordance with the terms of the applicable plan documents; (iv) the pay and benefits provided in paragraphs 2-3 of this Release; (v) indemnification under any applicable statute, by laws or articles of incorporation; (vi) claims under the ADEA that may arise after the date he signs this Release; or (vii) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement.

9.Full and Complete Release. The obligations stated in the above release are intended as full and complete satisfaction of any and all claims Mr. Freschi now has or had in the past. By signing this Agreement, Mr. Freschi specifically represents that he has made reasonable efforts to fully apprise himself of the nature and consequences of this release, and that he understands that if any facts with respect to any matter covered by the release are found to be different from the facts he now believes to be true, he accepts and assumes that risk and agrees that the release shall be effective notwithstanding such differences. Mr. Freschi expressly agrees that the release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

10.Covenant not to Sue, Consideration and Remedies. Mr. Freschi agrees and covenants not to file any suit, complaint, claim, grievance or demand for arbitration against any of the Releasees in any court, administrative agency, commission or other forum with regard to any of the Released Claims. Mr. Freschi further represents that no such claims, complaints, or other proceedings are pending in any court, administrative agency, commission or other forum. However, Mr. Freschi understands that nothing in this Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any other government agency that cannot be waived by private agreement. Notwithstanding the foregoing, with respect to any charge filed with a governmental or that cannot be released by private agreement, Mr. Freschi hereby waives any and all rights to recover monetary damages or other recovery in any charge, complaint or lawsuit filed by him or by anyone else on his behalf to the fullest extent permitted by law.

Mr. Freschi acknowledges and agrees that the first payment described in paragraph 2 of this Agreement shall be the consideration for the release of claims contained in paragraph 8 of this Agreement. The remainder of the payments in paragraph 2 shall be contingent upon Mr. Freschi’s compliance with the remaining obligations contained in this Agreement. Without jeopardizing any other remedies, to the extent permitted by law, the Company will have the right to cease making payments provided for herein if Mr. Freschi breaches his obligations in this Agreement, provided that the Company gives Mr. Freschi 30 days written notice of its intent to cease payment and that the Company files a legal claim against Mr. Freschi for such breach within 90 days of discovering same. If the Company ceases further payment to Mr. Freschi as set forth above, then Mr. Freschi agrees that the consideration provided to the date such payments are ceased is sufficient consideration for his full compliance with paragraphs 11-13 of this Agreement for the duration of those provisions. In addition, without jeopardizing any other remedies, to the extent permitted by law, the Company will have the right to recover from Mr. Freschi the payments made to him under this Agreement if Mr. Freschi breaches his obligations in this Agreement.

11.Non-Disclosure of Confidential Information. For a period of three (3) years following the Separation Date, Mr. Freschi will not directly or indirectly use or disclose to any person or entity any Confidential Information, except to the extent required by law or legal process. Nothing in this paragraph is intended or should be construed to in any way limit the Company’s rights or Mr. Freschi’s responsibilities under any applicable state or federal law governing the treatment of trade secrets or other confidential information, and, notwithstanding the foregoing, Mr. Freschi’s obligations with respect to Confidential Information that constitutes a trade secret under applicable law shall continue until the longer of (a) such three-year period; or (b) when such Confidential Information is no longer a trade secret through no action or inaction by Mr. Freschi.

“Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which Mr. Freschi has knowledge as a result of

Mr. Freschi’s employment with the Company, including, without limitation, the Company’s product specifications, methods, equipment, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, budget, cost and pricing information, employee compensation information, employee performance evaluations and employment related personnel information, internal memoranda, development programs, sale methods, customer lists, customer usages and requirements, computer programs, trade secrets and other confidential technical or business information and data. Confidential Information shall not include such information that Mr. Freschi can demonstrate by a preponderance of the evidence: (i) at the time of disclosure by the Company to Mr. Freschi, was published or known publicly or otherwise was in the public domain; or (ii) after disclosure by the Company to Mr. Freschi and other than as a result of breach of Mr. Freschi’s obligations under this Agreement, becomes published or publicly known or otherwise becomes part of the public domain.

12.Covenant Not to Compete. Mr. Freschi acknowledges that he has obtained during his employment with the Company knowledge of Confidential Information, customer relationships, know-how and goodwill that would, in the event Mr. Freschi were to become employed by or otherwise associated with a competitor, cause irreparable harm to the Company and its affiliates. In consideration of the payments and covenants of the Company herein, and to protect these and other legitimate business interests, Mr. Freschi agrees to the following independent and severable restrictions:

(a)For a period of twenty four (24) months following the Separation Date, Mr. Freschi shall not directly or indirectly, as a director, officer, employee, shareholder, investor, partner, consultant or otherwise, provide any services in connection with the business of any person or entity who/which produces or sells any products or services (i) which compete with those produced, sold or offered for sale by the Company or any affiliate as of the Separation Date; or (ii) which, during the twelve (12) months prior to the Separation Date, the Company or an affiliate has taken internal or external steps to sell or produce or has materially considered, at an executive level, selling or producing (both (i) and (ii) hereafter referred to as “Restricted Products /Services”). The geographic scope (the “Territory”) of this covenant shall include the United States and any other country in which the Company has direct operations, operates through a joint venture in which it has more than a nominal investment interest or has sold or engaged in marketing of Restricted Products/Services. Nothing in this Agreement shall prohibit Mr. Freschi’s ownership of securities of corporation that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed five percent (5%) of the outstanding shares of any such corporation.

(b)For a period of twenty four (24) months following the Separation Date, Mr. Freschi shall not solicit, for the purpose of selling any Restricted Products/Services, any third party located in the Territory to which the Company has sold or attempted to sell Restricted Products/Services during the twelve (12) months preceding the Separation Date.

(c)Recognizing the specialized nature of the business of the Company and its affiliates, Mr. Freschi acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable and will not prevent him from earning a living.

13.Non-Solicitation. For a period of twenty four (24) months following the Separation Date, Mr. Freschi shall not directly or knowingly indirectly (a) solicit for employment any individual who is employed by the Company (an “Employee”); (b) encourage in any manner any Employee to terminate his/her employment with the Company; (c) encourage in any manner any customer, supplier or other contractor of the Company to terminate its relationship with the Company or diminish or materially alter the terms, conditions or specifications of the services or products provided to or by the Company; or (d) assist any third party with respect to any of the foregoing.

14.No Advice by the Company. Mr. Freschi acknowledges that he has neither received nor relied upon any advice from the Company or any of its inside or outside attorneys or representative concerning the taxability of any payment made pursuant to this Agreement or the advisability of entering into this Agreement. Mr. Freschi further agrees that, in the event that any taxing authority or agent requires that Mr. Freschi pay taxes, interest, or penalties on any payment made pursuant to this Agreement, that such requirement or payment shall not affect that validity of this Agreement, which shall remain binding and in effect.

15.No Admission of Liability. It is understood and agreed by the Parties that this Agreement represents a compromise settlement of disputed claims, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or wrong doing by any party to any other party or to any other person.

16.Confidentiality of Agreement. Mr. Freschi further agrees that he will keep the existence of this Agreement, the negotiations leading to this Agreement, and the terms and conditions of this Agreement strictly confidential and, except as may be required by law or to the extent set forth by the Company in any public SEC filing, will not review, discuss or disclose, orally or in writing, the existence of this Agreement, the negotiations leading to this Agreement or any of its terms or conditions with any person, organization, or entity, other than his spouse, attorney or tax consultant, provided however that the disclosure of any such information by any such person will be deemed a breach of this Agreement by Mr. Freschi.

17.Non-Disparagement. Mr. Freschi agrees not to disparage the Company, its Affiliates or any of their respective officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Mr. Freschi and the Company agree that they will respond accurately and fully to any question, inquiry or request for information when required by legal process. If inquiries arise concerning Mr. Freschi’s separation from the Company or this Agreement by anyone other than Mr. Freschi’s spouse, attorney or tax consultant, Mr. Freschi will simply state his employment ended as the result of the restructuring of his business unit and will make no other comment.

18.Return of Property. Mr. Freschi agrees to return all Company property to the Company within three (3) days of the Separation Date. Property to be returned includes, without limitation, keys, pagers, PDAs, cell phones, security cards, corporate credit cards, telephone credit cards, lap top and other computers and computer equipment, flash drives, jump drives, and any other electronic devices, and any and all documents or electronic records belonging to Quad, notebooks, notes, manuals, tools, computer disks or hard drives, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, client lists, access codes to computer files, source codes, passwords, computer programs, or other data or memoralizations of any kind, as well as any and all copies thereof, in any format (paper, electronic, etc) and any Company property or equipment that is in his possession or control.

19.Other Agreements By Mr. Freschi. Mr. Freschi acknowledges and agrees that:

(a)
he has carefully read this Agreement and is entering into this Agreement knowingly, voluntarily, and with full knowledge and understanding of its significance, and has not been coerced, threatened, or intimidated into signing this Agreement;

(b)	he has been and hereby is advised in writing to consult with legal counsel of his choice regarding this Agreement and its effects;

(c)	he has been given the opportunity to a full forty-five (45) days within which to consider this Agreement before executing it;

(d)
among the possible claims he is waiving are any and all claims for age discrimination under the Age Discrimination in Employment Act of 1967, and that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Release is executed are not waived; and

(e)
he has received with this Agreement a list of the job titles and ages of all employees in the same decisional unit who are eligible and ineligible for the benefits described in the Release, and has had the opportunity to a full forty-five (45) days to consider this information.

20.Injunctive Relief; Attorney Fees. Recognizing that compliance with the provisions of paragraphs 11-13 is necessary to protect the goodwill and other proprietary interests of the Company and its affiliates and that any breach of Mr. Freschi’s agreements thereunder will result in irreparable and continuing injury to the Company and its Affiliates for which there will be no adequate remedy at law, Mr. Freschi hereby agrees that, in the event of any such breach, the Company shall be entitled to immediate injunctive relief and such other and further relief, including, without limitation, damages, as may be proper. In addition, if Mr. Freschi breaches any provision of this Agreement, Mr. Freschi will reimburse the Company for any reasonable legal and expert witness fees and expenses incurred by the Company in enforcing the breached provision against Mr. Freschi.

21.Revocation/Payment. After Mr. Freschi signs the Agreement, he will have seven (7) days to revoke it. If he wants to revoke the Agreement, he must deliver a written revocation to Andrew Schiesl, General Counsel, Quad/Graphics, Inc., N63 W23075 State Highway 74, Sussex, WI 53089, within 7 days after he has signed the Agreement. The Agreement will become effective on the eighth (8th) day after Mr. Freschi signs and does not revoke it.

22.Entire Agreement/Severability. This Agreement sets forth the entire agreement between Mr. Freschi and the Company regarding the matters herein and supersedes and replaces any other written or oral understandings regarding such matters. The parties agree that if any provision of this Agreement or application thereof is held to be invalid, the invalidity shall not affect other provisions or applications of this Agreement.

23.Choice of Law and Language of Agreement. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity, and performance, shall be governed by the laws of the State of Wisconsin, without regard to the conflicts of laws provisions of Wisconsin or any other state. Any action to enforce this agreement shall be brought in Wisconsin. The language used in this Agreement will be deemed to be the language chosen by Mr. Freschi and the Company to express mutual intent, and no rule of strict construction will be applied against either Mr. Freschi or the Company.

24.Counterpart Signatures. This Agreement may be executed in counterpart originals, and the counterpart originals together shall constitute the original of this Agreement.

AGREED TO BY:

BRIAN FRESCHI		QUAD/GRAPHICS, INC.

/s/ Brian Freschi		/s/ Andrew R. Schiesl

Date:	December 23, 2011	Andrew R. Schiesl
Printed Name

Vice President, General Counsel & Secretary
Title

		Date:	December 23, 2011